UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): February 28, 2013

PCM, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-25790	95-4518700
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)		Identification No.)

1940 E. Mariposa Ave.

El Segundo, California 90245

 (Address of Principal Executive Offices) (Zip Code)

(310) 354-5600

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02                                           Results of Operations and Financial Condition

On February 28, 2013, PCM, Inc. (the “Company” or “we”) filed a Current Report on Form 8-K (the “Original Report”) with the Securities and Exchange Commission furnishing a press release that announced the Company’s financial results for the fourth quarter and year ended December 31, 2012. This Amendment No. 1 on Form 8-K/A is being filed to revise and update certain information set forth in the Original Report.

On March 12, 2013, we became aware of a loss contingency in our MME segment arising out of a customer’s demand for a credit from either the software vendor or alternatively from us in connection with the customer’s request to return certain software maintenance contracts. The customer’s demand resulted from certain transactions in which the customer transferred software maintenance it carried from a third party vendor under a three year software maintenance contract to an alternative form of software maintenance contract with the same vendor which covered the same software maintenance. After the transfer of the software maintenance to the new form of contract, the vendor has initially refused to authorize our return for invoiced and paid portions of  the first software maintenance contract purchased by the customer. We have invoiced and collected payment from the customer and the customer has also been invoiced by and made duplicate payments to the vendor for the same  software maintenance. The customer’s demand to us is for reimbursement from us, in the event the vendor does not make reimbursement, of approximately $1 million of duplicate payments made for the same software maintenance. We currently expect we will reimburse the customer for such amounts in the event the vendor fails to do so and as a result incur a loss related to any such unreimbursed amounts.  We are continuing to discuss the matter with the vendor in an effort to seek reimbursement. Despite these efforts, we currently expect based on our discussions with the vendor that we will not be reimbursed $0.5 million. As a result, we have recorded a one-time non-recurring charge of $0.5 million for the fourth quarter of 2012 as “Other charge” on our Consolidated Statements of Operations, with an offsetting credit to accounts receivable. In addition to our continuing efforts to seek reimbursement from the vendor, we are also assessing potential applicable insurance which may be available in the event we incur a loss as a result of failing to obtain reimbursement from the vendor for the customer. There can be no assurance that we will receive any reimbursement from the vendor or that the loss will be covered by our insurance policies.

The impact of this charge on our previously disclosed 2012 fourth quarter and full year operating results is a $0.5 million reduction of our respective consolidated EBIT (from $4.6 million and $9.3 million to $4.1 million and $8.8 million, respectively) and EBITDA (from $8.6 million and $25.6 million to $8.1 million and $25.1 million, respectively), a $0.3 million reduction of our net income for the fourth quarter and 2012 fiscal year (from $2.6 million and $5.4 million to $2.3 million and $5.1 million, respectively), a $0.03 and $0.02 reduction of our earnings per share for the fourth quarter and 2012 fiscal year, respectively (from $0.22 and $0.44 to $0.19 and $0.42 per diluted share, respectively), and a $0.5 million reduction of our MME Segment operating profit for the fourth quarter and 2012 fiscal year (from $8.4 million and $30.3 million to $7.9 million and $29.8 million, respectively).

Previously reported results for the first three quarters of 2012 were not affected by the adjustments. The Company’s Form 10-K for the year ended December 31, 2012 will reflect the foregoing information.

The information in this Item 2.02 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

1

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PCM, INC.
(Registrant)

Date: March 18, 2013	By:	/s/Brandon H. LaVerne
Brandon H. LaVerne
Chief Financial Officer

2